Exhibit 10.6

CAPITAL ONE FINANCIAL CORPORATION

VOLUNTARY NON-QUALIFIED DEFERRED

COMPENSATION PLAN

Amended and Restated Effective January 1, 2012

CAPITAL ONE FINANCIAL CORPORATION

VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

BACKGROUND

The Capital One Financial Corporation Voluntary Non-Qualified Deferred Compensation Plan (the “Plan) was originally adopted effective as of May 15, 2004 by Capital One Financial Corporation (the “Company”), for the benefit of a select group of the management and highly compensated employees of the Company and of its affiliated entities. The Plan was amended and restated effective as of January 1, 2005 to comply with new requirements for nonqualified deferred compensation plans that were enacted as part of the American Jobs Creation Act of 2004 (the “Act”), and to make certain other changes, and again was amended and restated effective as of January 1, 2008 to (i) reflect the final regulations issued pursuant to the Act, (ii) reflect the merger of the Merged Plans into the Plan effective as of the end of the day on December 31, 2007, and (iii) make certain other changes. The Plan was further amended and restated effective as of July 1, 2010 to reflect a revised Company contribution structure and to make certain administrative changes. The Plan is hereby again amended and restated to make certain other administrative changes. Except as otherwise specifically provided herein, a Participant who is not an employee at any time after December 31, 2011 shall be entitled to benefits, if any, under the Plan based upon the provisions of the Plan in effect on or prior to that date. The Board of Directors reserves the right to further amend the Plan as appropriate to cause the Plan to comply with the Act and all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the Act.

1. DEFINITIONS. The following definitions apply to this Plan and to any related documents.

(a)	Accounts mean a Participant’s Deferral Account and a Participant’s Company Contribution Account.

(b)	Administrator means the Committee.

(c)	Applicable Limitations means the limitation under Code Section 401(a)(17).

(d)	Associate Savings Plan means the Capital One Financial Corporation Associate Savings Plan.

(e)	Base Salary means the Participant’s annual rate of base pay, without regard to bonuses or any other amount reported as compensation income.

(f)

Beneficiary or Beneficiaries means a person or persons or other entity that a Participant designates on a Beneficiary Designation Form to receive Benefit payments pursuant to Plan Section 7(f). If a Participant does not execute a valid Beneficiary Designation Form, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant’s Beneficiary or Beneficiaries shall be the first of the following persons who survive the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares. If none of these persons survive the Participant, the Beneficiary shall be the Participant’s estate.

(g)	Beneficiary Designation Form means the form, written or electronic, that a Participant uses to name the Participant’s Beneficiary or Beneficiaries.

(h)	Benefit means collectively, a Participant’s Deferred Benefit.

(i)	Board means the Board of Directors of Capital One Financial Corporation.

(j)	Bonus means the discretionary annual cash incentive based performance bonus that may be paid to Company employees each year by the Company for attaining certain Company and/or individual performance goals.

(k)	Capital One Company means any organization under common control (as described in Code Sections 414(b) and (c)) with the Company or any organization that is a member of an affiliated service group (as described in Code Section 414(m)) of which the Company is a member, and any other organization required to be aggregated with the Company pursuant to Code Section 414(o).

(l)	Change of Control means the occurrence of any of the following events:

(i) The acquisition by an individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

(ii) Individuals who constitute the Board as of January 17, 2002 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the

Board, provided that any individual becoming a director subsequent to January 17, 2002 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(iv) (A) a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

(v) Notwithstanding anything to the contrary, if one or more of the events outlined in (i)-(iv) above occur, and such events are not considered a change in the ownership or effective control of the Company pursuant to Treasury Regulation Section 1.409A-3(i)(5), then for purposes of this Plan a Change in Control has not occurred.

(m)	Code means the Internal Revenue Code of 1986, as amended.

(n)	Commissions and Similar Incentives means amounts payable to an Eligible Associate from (i) line of business incentive plans (other than Bonuses under corporate annual bonus plans) that provide cash payments for achievement of business-defined results or goals (which amounts may be paid annually, quarterly, or more frequently), and (ii) commission-based incentive plans that provide cash payments linked to the achievement of sales goals or other business-defined goals (which amounts typically are paid quarterly or monthly).

(o)	Committee means the Company’s Benefits Committee.

(p)	Company means Capital One Financial Corporation and any Capital One Company that is designated by the Committee as covered by this Plan, and any successor business by merger, purchase, or otherwise that maintains the Plan.

(q)	Company Contribution Account means a bookkeeping record established for each Participant who is eligible to receive credits pursuant to Section 5(a) and/or Section 5(c). A Company Contribution Account shall be established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to satisfy a Deferred Benefit. A Company Contribution Account shall be credited with amounts determined pursuant to Sections 5(a) and 5(c). A Company Contribution Account also shall be credited periodically with deemed investment gain or loss under Plan Section 6.

(r)	Compensation means the Base Salary, Commissions and Similar Incentives, and Bonus for services preformed for the Company that is currently includable in gross income for the applicable Plan Year. Compensation does not include stock, stock options, and gains from stock option grants; however, it does include restricted stock units salary (“RSU Salary”). If an Eligible Associate Terminates during a Plan Year and is rehired during such Plan Year, first becomes an Eligible Associate during the Plan Year, or is transferred to a position with a Capital One Company that results in the loss of his or her eligibility to participate in the Plan, Compensation for purposes of Section 5(a) includes amounts earned by such Eligible Associate for the entire Plan Year, including periods in which the Eligible Associate did not actively participate in the Plan. The Committee may determine whether to include or exclude an item of income from Compensation. In addition, notwithstanding anything to the contrary in this Section 1(r), for purposes of Section 5(a) only, the following rules shall apply:

(i) For 2010 only, for Participants classified by the Company as Senior Vice Presidents, the Bonus component of Compensation includes only the amount designated by the Company as the Participant’s target bonus (or, for such individuals who were not provided a 2010 target bonus, their 2009 notional bonus); provided, however, that for such a Participant who first became an Eligible Associate in 2010 due to a promotion, the Bonus Component of Compensation for 2010 shall be the actual bonus paid in 2010 with respect to the 2009 bonus year.

(ii) For Participants classified by the Company as Executive Vice Presidents or as members of the Executive Committee, Compensation includes only the Target Total Compensation for the Plan Year communicated to the Participant (provided that, for such individuals newly promoted or demoted into such status for a Plan Year, Compensation for the year of promotion or demotion shall include the amount communicated to the Participant at the time of such promotion demotion or such other amount as determined by the Committee).

(s)	Deferral means the amount of Compensation that a Participant has elected to defer under a Deferral Election Form.

(t)	Deferral Account means a bookkeeping record established for each Participant who is eligible to receive a Deferred Benefit. A Deferral Account shall be established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to satisfy a Deferred Benefit. A Deferral Account shall be credited with that amount of a Participant’s Compensation deferred according to a Participant’s Deferral Election Form. A Deferral Account also shall be credited periodically with deemed investment gain or loss under Plan Section 6.

(u)	Deferral Election Form means the form, written or electronic, that a Participant uses to elect to defer Compensation pursuant to Plan Section 4.

(v)	Deferred Benefit means the benefit available to a Participant who has executed a valid Deferral Election Form and/or who is credited with amounts pursuant to Section 5(a).

(w)	Disability or Disabled means, with respect to a Participant, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last of a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for period of not less than 3 months under the Company’s accident and health plan.

(x)	Distribution Election Form means a form, written or electronic, that a Participant uses to establish the duration of the deferral of Compensation and the frequency of payments of a Benefit. If a Participant does not execute a valid Distribution Election Form, the distribution of a Benefit shall be governed by Plan Section 5.

(y)	Election Date means the date by which an Eligible Associate must submit a valid Deferral Election Form for Compensation. For each Plan Year, the Election Date shall be the December 31st of the preceding Plan Year for elections to defer Base Salary, Commissions and Similar Incentives, and Bonus. For the avoidance of doubt, the Election Date to defer a Bonus shall be December 31st of the Plan Year preceding the year in which the applicable performance period commences.

(z)	Eligible Associate means an individual who (i) is on the Company’s United States Payroll, (ii) is designated by the Company as a Director or at a higher level (including, without limitation, any such person in the Banking Segment), (iii) is not designated by the Company as a temporary employee, and (iv) is age 18 or older.

(aa)	Investment Fund means one or more deemed investment alternatives offered to Participants from time to time. The Company may compute deemed investment gain or loss under the Investment Funds based on the actual investment performance of assets that it has deposited in a grantor trust (as described in Plan Section 9).

(bb)	Merged Plan means a nonqualified deferred compensation plan described in Appendix A that was merged with the Plan effective as of the end of the day on December 31, 2007. Benefits accrued under a Merged Plan shall be separately accounted for from the Benefit accrued under this Plan. However, the benefits accrued under a Merged Plan (including any earnings or losses thereon pursuant to Article 7 after December 31, 2007) shall be subject to the provisions of Articles 3 through 17 of the Plan except to the extent inconsistent with provisions applicable to the Merged Plan as set forth in Appendix A; provided, however, that (i) distributions attributable to a Merged Plan shall be made in accordance with the distribution form and timing as elected by the Participant or as otherwise in effect under the Merged Plan as of December 31, 2007, and (ii) to the extent that benefits under a Merged Plan were “earned and vested” as of December 31, 2004 (within the meaning of IRS Notice 2005-1) and the Merged Plan permitted modifications of distribution elections, such a modification shall continue to be permitted pursuant to the terms of the applicable Merged Plan. To the extent that an Appendix refers to a distribution election by a Participant, such term shall mean either the distribution form and timing elected by the Participant or, if the Participant made no such election or no such election was available under the terms of the Merged Plan, the form and timing of distribution otherwise provided under the Merged Plan as of December 31, 2007.

(cc)	Participant means an individual presently employed by the Company who meets one or more of the requirements of Plan Section 3(a). Individuals who were formerly employed by the Company and have an Account under the Plan will remain Participants in the Plan, but only for purposes of Plan Sections 6 and 7.

(dd)	Plan means the Capital One Financial Corporation Voluntary Non-Qualified Deferred Compensation Plan.

(ee)	Plan Year means a calendar year.

(ff)	Retirement means either, at the time of the Participant’s Termination, (i) the Participant has attained age 55 and has ten (10) years of service with the Company, or (ii) the Participant has attained age 65.

(gg)	Separation from Service has the same meaning as is set forth in Code Section 409A and the regulations thereunder. A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

(hh)	Terminate or Termination, with respect to a Participant, a Separation from Service due to the cessation of the Participant’s employment with the Company (and, to the extent required by Section 409A, the members of its controlled group) for any reason.

(ii)	Year-Certain In-Service Distribution means a distribution elected by a Participant payable in a specified year before the Participant experiences a Termination. In the event of the Participant’s Termination before amounts are paid pursuant to a Year-Certain In-Service Distribution election, such election shall no longer apply and the distribution shall be made pursuant to the rules under Section 7 applicable to such Termination.

2. PURPOSE. The Plan is intended to benefit a “select group of management or highly compensated employees,” as that term is used under Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to permit Eligible Associates to defer their Compensation.

3. PARTICIPATION.

(a)	An individual presently employed by the Company is a Participant if he or she is with respect to any Plan Year, an Eligible Associate who executes a valid Deferral Election Form for that Plan Year as provided in Plan Section 3(b).

(b)	An Eligible Associate may become a Participant for any Plan Year by filing a valid Deferral Election Form according to Plan Section 4 on or before the Election Date for that Plan Year.

(c)	An individual remains a Participant as long as the Participant is entitled to a Benefit under the Plan. A Participant who ceases to be an Eligible Associate during a Plan Year shall continue making Deferrals for the remainder of the Plan Year unless cessation of Deferrals is permitted under Section 409A of the Code.

4. DEFERRAL ELECTION. A Participant may elect on or before the Election Date to defer receipt of a portion of the Participant’s Compensation. Except as provided in Plan Section 4(a), a Participant may elect a Deferral for any Plan Year only if he or she is an Eligible Associate on the Election Date for that Plan Year. The deferral election will remain in place for the entire Plan Year, including for those years in which the Participant ceases to be an Eligible Associate during the year. The following provisions apply to deferral elections:

(a)	Compensation Eligible for Deferral. A Participant may defer a percentage (in 1% increments) of up to 50% of the Participant’s Base Salary and a percentage (in 1% increments) of up to 100% of the Participant’s RSU Salary, Bonus, and Commissions and Similar Incentives. Compensation for deferrals under the Associate Savings Plan shall be based on a Participant’s compensation after any Deferrals made under this Plan, or any other deferred compensation plan of the Company. Any Deferrals made by the Participants pursuant to this Section 4 are totally independent of any election a Participant may or may not make in order to participate or receive benefits under the Associate Savings Plan.

(b)

Deferral Elections. Before each Plan Year’s Election Date, each Eligible Associate shall be provided with a Deferral Election Form. Except as provided below, a deferral election shall be valid only when the Deferral Election Form is completed, signed by the electing Eligible Associate, and received by the Committee on or before the Election Date for that Plan Year. The Deferral Election Form may be in hard copy written form or electronic form. To the extent permitted by Section 409A of the Code, in the year in which an individual first becomes an Eligible Associate for purposes of this Plan, the Eligible Associate may make a deferral election by completing a Deferral Election Form within 30 days of his or her being provided enrollment materials by the Committee or such other date established by the Committee (and the Participant shall be deemed to have first become an Eligible Associate under the Plan following the provision of such enrollment materials to the Eligible Associate). The deferral election will be effective for periods and Compensation earned after the Committee receives it; provided, however, that (i) with respect to any deferral of a Bonus, such election shall only apply to the portion of the Bonus earned beginning on the first of the month following the month in which the Deferral Election is received (and, in such case, the election shall be prorated on a monthly basis based on the ratio that the number of full months remaining in the year after the Deferral Election Form is received bears to the number of months (either full or partial) in which the Eligible Associate was employed by a Capital One Company during the calendar year), and (ii) with respect to any deferral of RSU Salary, such election shall only apply to the portion of the RSU Salary earned beginning on the first of the month following the month in which the Deferral Election is received (and, in such case, the election shall be prorated on a monthly basis based on the ratio that the number of full months remaining in the year after the Deferral Election Form is received bears to the number of months (either full or partial) in which the Eligible Associate was eligible to receive RSU Salary during the calendar year). If a Participant is eligible and then ceases to be an Eligible Associate for purposes of the Plan and in a subsequent Plan Year again becomes an Eligible Associate, he or she will only be eligible to make deferrals for the Plan Years following the year in which such Participant again becomes an Eligible Associate; except that such a Participant who has been ineligible under the Plan for a period of no less than three (3) calendar years who again becomes an Eligible Associate may make a deferral election by completing a Deferral Election Form within 30 days of being provided enrollment materials by the Committee or such other date established by the Committee. In such case, the effective the deferral period and Compensation earned described above in this paragraph (b) will apply

(c)	No Deferral if No Valid Form. Except as provided in Section 4(b), an Eligible Associate who has not submitted a valid Deferral Election Form to the Committee on or before the relevant Election Date may not defer any part of the Eligible Associate’s Compensation for the Plan Year under this Plan.

(d)	Investment Elections for Deferrals. An Eligible Associate must complete an investment election form for all amounts in the Eligible Associate’s Deferral Account. The Investment Election Form may be in hard copy written form or electronic form. The Compensation deferred under a Deferral Election Form shall be allocated among available Investment Funds in percentages as specified on the investment election form. If a Participant fails to designate among which Investment Funds the deferred Compensation is to be allocated, the Committee shall allocate the deferred Compensation to the most conservative Investment Fund as determined by the Committee.

(e)	Distribution Elections. An Eligible Associate must complete a Distribution Election Form for the distribution of the Eligible Associate’s Deferral Account. The Distribution Election Form may be in hard copy written form or electronic form. The Participant may receive distribution of his or her Benefit at Termination or as a Year-Certain In-Service Distribution, in each case pursuant to Section 7 below. For each year in which a Participant makes a Deferral, a Distribution Election Form must be completed and accompany the Deferral Election Form indicating the manner in which that year’s deferral is to be distributed; provided however that each Deferral payable pursuant to a Year-Certain In-Service Distribution must be deferred for a minimum of two years (provided, however, that such two year limitation does not apply in the event distribution is made as a result of the Participant’s Termination).

(f)	Rejection/Modification of Elections. The Committee may reject any Deferral Election Form or any Distribution Election Form or both that does not conform to the provisions of the Plan. The Committee may modify any Distribution Election Form at any time to the extent necessary to comply with any federal tax, securities laws or regulations. The Committee’s rejection or modification must be made on a uniform basis with respect to similarly situated Eligible Associates. If the Committee rejects a Deferral Election Form, the Eligible Associate shall be paid the amounts the Eligible Associate would have been entitled to receive if the Eligible Associate had not submitted the rejected Deferral Election Form. Any such rejection shall be no later than the applicable Election Date.

(g)

Limited Rights to Revoke Deferral Elections. An Eligible Associate may not revoke a Deferral Election Form after the Plan Year (or period for which the election is made) except, to the extent permitted by Section 409A, if the Eligible

Associate incurs an Unforeseeable Emergency (as defined in Section 8(b)). Any revocation before the beginning of the Plan Year (or period for which the election is made) has the same effect as a failure to submit a Deferral Election Form. Any writing signed by an Eligible Associate expressing an intention to revoke the Eligible Associate’s Deferral Election Form and delivered to the Committee before the close of business on the relevant Election Date shall be a revocation.

(h)	Limited Rights to Revoke or Modify Distribution Elections. An Eligible Associate may revoke or modify an existing Distribution Election Form in accordance with the requirements of Plan Section 7(e).

(i)	100% Vesting of Deferrals. An Eligible Associate is 100% vested in his or her Deferral Account.

5. COMPANY CONTRIBUTION CREDITS.

(a)	Company Credits.

(i) Executive Committee Members. The Company Contribution Account of an Eligible Associate who is classified by the Company as a member of the Executive Committee shall be credited with the following Company credits if the Participant defers at least 1% of Compensation for the applicable Plan Year pursuant to Section 4:

(A)	3% of all Deferrals by the Participant under the Plan for the Plan Year; and

(B)	3% of the Participant’s Compensation for the Plan Year in excess of the sum of the Applicable Limitations and the Participant’s Deferrals for such Plan Year.

The applicable Company contributions for the Plan Year shall be credited under the Plan on or after each calendar quarter (or more frequently if determined by the Company). Notwithstanding anything to the contrary in the Plan, such contributions attributable to a calendar quarter shall be made only if the Eligible Associate is actively employed by the Company or one of its affiliates on the last day of such calendar quarter.

(ii) Executive Vice Presidents. The Company Contribution Account of an Eligible Associate who is classified by the Company as an Executive Vice President shall be credited with the following Company credits if the Participant defers at least 1% of Compensation for the applicable Plan Year pursuant to Section 4:

(A)	3.25% of all Deferrals by the Participant under the Plan for the Plan Year; and

(B)	3.25% of the Participant’s Compensation for the Plan Year in excess of the sum of the Applicable Limitations and the Participant’s Deferrals for such Plan Year.

The applicable Company contributions for the Plan Year shall be credited under the Plan on or after each calendar quarter (or more frequently if determined by the Company). Notwithstanding anything to the contrary in the Plan, such contributions attributable to a calendar quarter shall be made only if the Eligible Associate is actively employed by the Company or one of its affiliates on the last day of such calendar quarter.

(iii) Senior Vice Presidents and Below. The Company Contribution Account of an Eligible Associate who is classified by the Company as a Senior Vice President or at a lower level and who defers at least 1% of Compensation for the applicable Plan Year pursuant to Section 4 shall be credited with a Company contribution credit of 7.5% of the sum of (A) all Deferrals by the Participant under the Plan for the Plan Year, and (B) the Participant’s Compensation for the Plan Year in excess of the sum of the Applicable Limitations and the Participant’s Deferrals for such Plan Year. Such Company contributions shall be credited promptly following the end of each payroll period to which the contributions relate (provided that, for Senior Vice Presidents, such contributions shall be credited on a quarterly basis for 2010). To the extent that Company contributions (A) are credited on a payroll period basis pursuant to the immediately-preceding sentence, if a Participant ceases to be an Eligible Associate, Compensation taken into account hereunder shall include all Compensation earned by the Participant through the end of the payroll period in which the Participant ceases to be an Eligible Associate, or (B) are credited on a quarterly basis pursuant to the immediately-preceding sentence, Company contributions attributable to a calendar quarter shall be made only if the Eligible Associate is actively employed by the Company or one of its affiliates on the last day of such calendar quarter.

For the avoidance of doubt, because the Company contribution methodology changed in mid-year 2010, the Company contributions for a Participant for the six months ending June 30, 2010 shall be determined using the contribution formula in effect through such date applied to Compensation paid to the Participant through such date, and the Company contributions for the period from July 1, 2010 through December 31, 2010 shall be determined using the applicable contribution formula above applied to Compensation paid to the Participant from July 1, 2010 through December 31, 2010. In addition, for the avoidance of doubt, in no event shall any Discretionary Credit made pursuant to Section 5(c) be matched or considered Compensation for purposes of this Section 5(a).

(b)	Vesting. Amounts credited, if any, pursuant to paragraph (a) of this Section 5 shall be 100% vested.

(c)	Discretionary Credits. In addition to the credits described in Section 5(a), the Company may, in its discretion, make additional Company credits (“Discretionary

Credits”) on behalf of any Eligible Associate. In its sole discretion, the Company shall determine the Eligible Associates to be credited with any Discretionary Credit, the amount of any such Discretionary Credit and the vesting schedule applicable thereto (including any accelerated vesting thereof and the events of such acceleration). In addition, the Company may permit the Participant to elect the timing and form of distribution of such Discretionary Credits, provided that any such election shall be made no later than the latest time permitted by Section 409A of the Code (which, (i) for sign-on bonuses, shall be the day before the Participant commences employment, and (ii) for discretionary bonuses for which the Participant is required to provide services for at least 12 months from the date the Participant receives a legally binding right to avoid forfeiture of the bonus, shall be 30 days after such legally binding right is obtained, provided that such election is made at least 12 months before the earliest date on which the forfeiture condition could lapse), and the default distribution provisions under Section 7 shall apply if a valid election is not timely received.

(d)	Investment of Credits. Company credits made pursuant to Sections 5(a) and 5(c) may be invested in accordance with the procedures set forth in Section 4(c), above and, will be will be distributed in the same manner as elected by the Participant with respect to his or her Deferrals for such Plan Year (provided, however, that the Company may permit a separate distribution election for Discretionary Credits as provided in Section 5(c) above).

(e)	Independent from Associate Savings Plan. Any amounts credited by the Company pursuant to this Section 5 are totally independent of any election an Eligible Associate may or may not make in order to participate or receive benefits under the Associate Savings Plan.

6. INVESTMENT FUNDS.

(a)	Direction of Deemed Investments. Each Participant shall have the right to direct the deemed investment of the Participant’s Deferral Account among the Investment Funds. The Committee shall determine the number and type of Investment Funds that will be available for investment in any Plan Year. At its sole discretion, the Committee may change the number and type of Investment Funds at any time and may establish procedures for the transition between Investment Funds.

(b)

Procedures. Deferrals shall be credited to an Investment Fund as of the date on which the deferred Compensation would have been paid to the Participant or as soon as administratively practicable, thereafter. A separate bookkeeping account shall be established for each Participant who has directed a deemed investment in an Investment Fund. Deemed transfers between Investment Funds in the Participant’s Deferral Account shall be charged and credited as the case may be to each Investment Fund account. The Investment Fund account shall be charged or credited with net earnings, gains, losses and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investment in the Investment Fund. The Committee may charge or credit such earnings, gains, losses, appreciation and depreciation based on the actual investment performance of assets that it has deposited in a grantor trust (as described in Plan Section 9).

7. DISTRIBUTIONS.

(a)	General. All vested Benefits, less withholding for applicable income and employment taxes, shall be paid in cash by the Company or its designee. A Participant may elect to receive a distribution of all or a portion of the Participant’s vested Benefits subject to the provisions of this Section. Payment of each distribution of vested Benefits shall be made in one lump sum or in installments as provided in this Section.

(b)	Form of Distribution.

(i) For Vested Benefits paid on account of Retirement, death, Disability, or pursuant to an In-Service Year Certain Distributions, Participants may elect to receive a lump sum payment or installment payments in five (5), ten (10) or fifteen (15) year annual installments. Payments will not be made more than once a year. Notwithstanding the foregoing, Vested Benefits paid on account of Termination (other than due to Retirement, death or Disability), shall automatically be paid in a lump sum.

(ii) For a Benefit payable in a form other than a lump sum, the unpaid balance of a Participant’s Deferral Account and vested Company Contribution Account, if any, shall continue to be maintained in Investment Funds. For purposes of calculating a Participant’s installment payments, the total Deferral Account and Company Contribution Account for a particular year shall be divided by the remaining number of installment payments to be paid to the Participant. The installment payment for a particular year will equal the quotient obtained from the foregoing calculation. The remaining amounts credited to a Participant’s Deferral Account and vested Company Contributions Account will continue to be invested in accordance with a Participant’s investment selections.

(c)	Time of Distribution.

(i) Except as specified on a Participant’s Distribution Election Form and for an In-Service Year-Certain Distribution, any lump sum payment shall be paid, or installment payments shall begin, on or before the later of (i) December 31 of the calendar year in which the Participant’s Termination occurs, or (ii) 2-1/2 months after the Participant’s Termination.

(ii) For Year-Certain In-Service Distributions, any lump sum payment will be paid, or installment payments will commence, no later than March 31 of the calendar year specified in the Participant’s Distribution Election Form (provided that such amounts are deferred for a period of at least two years).

(d)	Effect of No Election. The Deferred Benefit of an Eligible Associate who submits a valid Deferral Election Form but fails to submit a valid Distribution Election Form (either as to the form or commencement of payment) before the relevant Election Date shall be distributed in a lump sum following the Eligible Associate’s Termination and on or before the later of (i) December 31 of the calendar year in which the Participant’s Termination occurs, or (ii) 2-1/2 months after the Participant’s Termination.

(e)	Election Changes. Participants may change with respect to each Deferral and Company credit, the form of payment and the date on which the Deferral and vested Company credit is to be distributed to the Participant; provided written or electronic notice of such change is received by the Committee not less than twelve months prior to the date on which the Deferral and vested Company credit was scheduled to begin to be distributed to the Participant; and provided further that (i) the first payment with respect to which such election is made to be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, and (ii) the election will not be effective until at least twelve months after the date on which such election is made. In addition, to the extent permitted by the Committee, a Participant may modify his or her distribution election pursuant to any payment transition rule applicable under Section 409A.

(f)	No Assignment of Benefits/Payment to Beneficiary. A Participant or Beneficiary may not assign Benefits. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of the Participant’s Benefits under the Plan. Such designations are revocable. Each Beneficiary shall receive the Beneficiary’s portion of the Participant’s Accounts on or before the later of (i) December 31 of the calendar year in which the Participant’s Termination occurs, or (ii) 2-1/2 months after the Participant’s death. The Committee may require that multiple Beneficiaries agree upon a single distribution method.

(g)	Distributions to Specified Employees. Notwithstanding anything in the Plan to the contrary, distributions to a Specified Employee upon his or her Termination (other than death or Disability) shall not be made (or begin to be made) until the date which is at least six (6) months after the date of Separation from Service with the Company (provided, however, that this Section 7(g) shall not apply to any portion of a Participant’s Accounts (including under any Merged Plans) that were “earned and vested” (within the meaning of IRS Notice 2005-1) as of December 31, 2004). For purposes of the preceding sentence, a “Specified Employee” is a key employee (as defined in Code Section 416(1) without regard to paragraph (5) thereof) of a Capital One Company.

8. DISTRIBUTIONS UPON UNFORESEEABLE EMERGENCY.

(a)

At its sole discretion and at the request of a Participant before or after the Participant’s Termination, or at the request of any of the Participant’s Beneficiaries after the Participant’s death, the Committee may pay all or part of any amount attributable to a Participant’s vested Benefits in the event of an Unforeseeable Emergency as defined in Plan Section 8(b). An accelerated distribution under this Section shall be limited to the amount necessary to satisfy the Unforeseeable Emergency.

(b)	Unforeseeable Emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent (defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment, if any, that may be made pursuant to this section do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)	Distributions under this Plan Section 8 shall be made in one lump sum payment in cash. Distributions shall be made proportionately from all of the Investment Funds in the Participant’s Accounts. The Investment Funds in the Participant’s Accounts shall be valued as of the last business day prior to the distribution, or as of such other date as may be determined in the discretion of the Committee.

(d)	A distribution under this Plan Section 8 shall be in lieu of that portion of a Participant’s vested Benefit that would have been paid otherwise. A Benefit shall be adjusted by reducing the balance of the Participant’s Accounts by the amount of the distribution. If a distribution upon an Unforeseeable Emergency is made pursuant to this Section, the Participant shall not be permitted to again make Deferrals to the Plan until the second January 1st following the date on which the distribution is made.

9. COMPANY’S OBLIGATION.

(a)	The Plan shall be unfunded. The Company shall not be required to segregate any assets that at any time may represent a Benefit. The Company may establish a grantor trust (within the meaning of Sections 671 through 679 of the Code) for Participants and Beneficiaries and may deposit funds with the trustee of such trust to provide the Deferred Benefits to which Participants and Beneficiaries may be entitled under the Plan. The funds deposited with the trustee or trustees of such trust, and the earnings thereon, will be dedicated to the payment of Benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. Any liability of the Company to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(b)	Notwithstanding the foregoing, if a Participant is Terminated within twenty-four months following a Change of Control, the Company shall as soon as practicable following the Termination pay in one lump sum to such Participant or Beneficiary his or her Benefit under the Plan.

10. CONTROL BY PARTICIPANT. A Participant shall have no control over the Participant’s Benefit except according to the Participant’s Deferral Election Forms, Distribution Election Forms, Investment Election Form and Beneficiary Designation Form.

11. CLAIMS AGAINST PARTICIPANT’S BENEFIT. An Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. A Benefit shall not be subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or the Participant’s Beneficiary shall have no rights other than as a general creditor of the Company. Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant in the Plan. The payment of benefits due under the Plan to a Participant or Beneficiary shall discharge the Company’s obligations under the Plan. Neither the Participant nor Beneficiary shall have any further rights under the Plan upon receipt by the appropriate person of all benefits. The Committee may require the Participant or Beneficiary to execute a receipt and release therefore in such form as shall be determined by the Committee.

12. AMENDMENT OR TERMINATION. Except at otherwise provided, this Plan may be altered, amended or suspended at any time by the Committee (provided that the Committee shall not have authority to modify the design of the Plan). The Compensation Committee of the Board shall have the authority to adopt amendments that modify the design of the Plan. The Company’s Human Resources Division has been authorized by the Committee to make technical and conforming amendments to the Plan and any other amendments that do not result in an annual cost to the Company reasonably estimated by the Company’s Human

Resources Division to be in excess of $500,000. The Committee shall effect any such amendment by adopting a resolution setting forth, or incorporating the specific terms of, the amendment. The Human Resources Division shall effect any such amendment by adopting the specific amendment. Except at otherwise provided, this Plan may be terminated at any time by the Board.

13. ADMINISTRATION.

(a)	This Plan shall be administered by the Administrator. The Administrator shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan. To the extent authorized by the Administrator, any action required to be taken by a Participant may be taken in writing, by electronic transmission, by telephone, or by facsimile. Prior to paying a Benefit under the Plan, the Administrator may require the Participant, former Participant or Beneficiary to provide such information or material as the Administrator, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Administrator may withhold payment of a Benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Administrator may delegate all or any of its responsibilities and powers to any persons selected by it, including designated officers or employees of the Company.

The Administrator shall have the discretionary authority to interpret, administer, and make amendments (other than design changes) to the Plan, including the power and authority to determine the amount of any payment or withdrawal hereunder, provided that the Administrator shall not have the authority to terminate the Plan. Decisions, interpretations, and actions of the Administrator hereunder shall be final, conclusive and binding upon the Company and upon Participants and Beneficiaries hereunder. The Administrator shall be further empowered to engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary or appropriate to administer the Plan.

(b)	Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to file a written claim with the Administrator (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form and in such manner as the Administrator shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrator, such Claimant shall have no right to receive any distribution from or under the Plan. In all events, any claim for benefits under the Plan must be brought by the Claimant no later than one (1) year after the Termination of the Eligible Associate or other individual with respect to whom benefits are claimed hereunder. In addition, in no event may any lawsuit relating to any claim for benefits under the Plan be brought more than one (1) year the final denial of such claim pursuant to this Article 14.

(c)	If a Claimant’s application is wholly or partially denied, the Administrator (or its designee) shall, within ninety (90) days (forty-five (45) days in the case of a claim based on a Disability), furnish to such Claimant a written notice of its decision, unless special circumstances require an extension of time for processing, in which case a determination shall be made as soon as possible, but not later than one hundred twenty (120) days (one hundred five (105) days in the case of a claim based on a Disability) after the Administrator receives the initial claim request. Claim denial notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

(i) the specific reason or reasons for such denial;

(ii) specific reference to pertinent Plan provisions upon which such denial is based;

(iii) a description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review, and the time limits applicable to the procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial upon review of the claim.

(d)	Within sixty (60) days (one-hundred eighty (180) days in the case of a claim based on a Disability) after the receipt of such notice from the Administrator, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Administrator of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Administrator upon such review shall be made promptly and not later than sixty (60) days (forty-five (45) days in the case of a claim based on a Disability) after the receipt of such request for review. Certain claim appeals, except appeals of claims based on a Disability, may present special circumstances that require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Administrator’s receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(e)	Notwithstanding the above, and pursuant to the delegation authority granted to the Committee in this Section 13, initial claims determinations under Section 13(c) will be made by the executive in charge of Human Resources Benefits (or in his absence such other individual as determined by the Committee). Determinations of appeals under Section 13(d) will be made by the executive in charge of Associate Compensation and Benefits (or in his absence such other individual as determined by the Committee). Notwithstanding the foregoing, each executive at his discretion may convene a committee of two or more associates of his choosing to determine, together with him the claim or appeal as applicable.

14. NOTICES. All notices or election required under the Plan must be in writing. A notice or election shall be deemed delivered if it is delivered personally, sent registered or certified mail to the person at the person’s last known business address or sent via email return receipt requested to the person’s email address.

15. WAIVER. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

16. CONSTRUCTION. This Plan shall be adopted and maintained according to the laws of the Commonwealth of Virginia (except its choice-of-law rules and except to the extent that such laws are preempted by applicable federal law). Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or enforceable, the validity or enforceability of any other provision shall not be affected. Use of one gender includes all, and the singular and plural include each other.

IN WITNESS WHEREOF, this instrument has been executed this 21 day of December, 2011.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Frederick C. Knowles
Frederick C. Knowles

SVP, Enterprise Human Resources

APPENDIX A

MERGED PLANS

A.	Greenpoint Financial Corp. Deferred Compensation Plan (the “Greenpoint Plan”)

1. The account balance of each participant in the Greenpoint Plan (a “Greenpoint Participant”) shall be transferred to the Plan effective as of the end of the day on December 31, 2007 (including earnings or losses pursuant to Article 7 of the Plan, the “Greenpoint Transferred Accounts”). This Paragraph A of Appendix A prescribes the treatment under the Plan of the Greenpoint Transferred Accounts. The rights of the Greenpoint Participants with respect to the Greenpoint Transferred Accounts shall be governed by the terms of the Plan as set forth in Articles 1 through 17 of the Plan, except to the extent that such terms are inconsistent with this Paragraph A of Appendix A. All Greenpoint Transferred Accounts were “earned and vested” as of December 31, 2004 (within the meaning of IRS Notice 2005-1).

2. A Greenpoint Participant shall actively participate in the Plan on and after January 1, 2008 only if otherwise eligible pursuant to Article 3 of the Plan.

3. A Greenpoint Participant may voluntarily withdraw in a lump sum all or a portion of his or her Greenpoint Transferred Account, subject to a penalty of 10% of the amount withdrawn.

4. The Greenpoint Participant’s distribution election with respect to the Greenpoint Transferred Accounts pursuant to the Greenpoint Plan shall continue to apply to the Greenpoint Transferred Accounts; provided, however, that distribution of the Greenpoint Transferred Accounts shall be in the form of a lump sum as soon as reasonably practicable following the Greenpoint Participant’s Termination for reasons other than Retirement (as defined in the Greenpoint Plan), Disability or involuntary Termination (other than for Cause (as defined in the Greenpoint Plan)).

5. The Greenpoint Transferred Accounts may be withdrawn in the event of an Unforeseeable Emergency pursuant to Section 8 of the Plan.

6. Distributions of the Greenpoint Transferred Accounts shall be paid from the Greenpoint Financial Corp. Grantor Trust Agreement to the extent provided therein.

B.	Hibernia Corporation 2005 Deferred Compensation Plan (“Hibernia 2005 Plan”)

1. The account balance of each participant in the Hibernia 2005 Plan (a “Hibernia 2005 Plan Participant”) shall be transferred to the Plan effective as of the end of the day on December 31, 2007 (including earnings or losses pursuant to Article 7 of the Plan, the “Hibernia 2005 Plan Transferred Accounts”). This Paragraph B of Appendix A prescribes the treatment under the Plan of the Hibernia 2005 Plan Transferred Accounts. The rights of the Hibernia 2005 Plan Participants with respect to the Hibernia 2005 Plan Transferred Accounts shall be governed by the terms of the Plan as set forth in Articles 1 through 17 of the Plan, except to the extent that such terms are inconsistent with this Paragraph B of Appendix A.

2. A Hibernia 2005 Plan Participant shall actively participate in the Plan on and after January 1, 2008 only if otherwise eligible pursuant to Article 3 of the Plan.

3. The Hibernia 2005 Plan Participant’s distribution election with respect to the Hibernia 2005 Plan Transferred Accounts pursuant to the Hibernia 2005 Plan shall continue to apply to the Hibernia 2005 Plan Transferred Accounts; provided, however, that Section 7.7 of the Hibernia 2005 Plan (regarding payments of $10,000 or less) shall not apply.

4. The Hibernia 2005 Plan Transferred Accounts may be withdrawn in the event of an Unforeseeable Emergency pursuant to Section 8 of the Plan.

C.	Hibernia Corporation Deferred Compensation Plan for Key Management Employees (the “Hibernia DC Plan”)

1. The account balance of each participant in the Hibernia DC Plan (a “Hibernia DC Participant”) shall be transferred to the Plan effective as of the end of the day on December 31, 2007 (including earnings or losses pursuant to Article 7 of the Plan, the “Hibernia DC Transferred Accounts”). This Paragraph C of Appendix A prescribes the treatment under the Plan of the Hibernia DC Transferred Accounts. The rights of the Hibernia DC Participants with respect to the Hibernia DC Transferred Accounts shall be governed by the terms of the Plan as set forth in Articles 1 through 17 of the Plan, except to the extent that such terms are inconsistent with this Paragraph C of Appendix A. All Hibernia DC Transferred Accounts were “earned and vested” as of December 31, 2004 (within the meaning of IRS Notice 2005-1).

2. A Hibernia DC Participant shall actively participate in the Plan on and after January 1, 2008 only if otherwise eligible pursuant to Article 3 of the Plan.

3. The Hibernia DC Participant’s distribution election with respect to the Hibernia DC Transferred Accounts pursuant to the Hibernia DC Plan shall continue to apply to the Hibernia DC Transferred Accounts. Notwithstanding any other provision of the Plan to the contrary, (a) the Hibernia DC Transferred Accounts of a Hibernia DC Participant whose Termination occurs prior to his or her attainment of age 55 for any reason other than death shall be paid to the Participant in a single-sum, and (b) the Hibernia DC Transferred Accounts of a Hibernia DC Participant who dies before the distribution of his or her benefits commences (whether before or after age 55) shall be paid to the Participant’s Beneficiary in a single-sum, in lieu of any other form of benefit).

4. The Hibernia DC Transferred Accounts may be withdrawn in the event of an Unforeseeable Emergency pursuant to Section 8 of the Plan.

D.	Capital One Financial Corporation Section 415 Excess Plan (“COF 415 Excess Plan”)

1. The account balance of each participant in the COF 415 Excess Plan (a “COF 415 Excess Participant”) shall be transferred to the Plan effective as of the end of the day on December 31, 2007 (including earnings or losses pursuant to Article 7 of the Plan, the “COF 415

Excess Transferred Accounts”). This Paragraph D of Appendix A prescribes the treatment under the Plan of the COF 415 Excess Transferred Accounts. The rights of the COF 415 Excess Participants with respect to the COF 415 Excess Transferred Accounts shall be governed by the terms of the Plan as set forth in Articles 1 through 17 of the Plan, except to the extent that such terms are inconsistent with this Paragraph D of Appendix A.

2. A COF 415 Excess Participant shall actively participate in the Plan on and after January 1, 2008 only if otherwise eligible pursuant to Article 3 of the Plan.

3. The COF 415 Excess Participant’s distribution election with respect to the COF 415 Excess Transferred Accounts shall continue to apply to the COF 415 Excess Transferred Accounts.

4. The COF 415 Excess Transferred Accounts may be withdrawn in the event of an Unforeseeable Emergency pursuant to Section 8 of the Plan.

E.	Capital One Financial Corporation Excess Savings Plan (“COF Excess Savings Plan”)

1. The account balance of each participant in the COF Excess Savings Plan (a “COF Excess Savings Participant”) shall be transferred to the Plan effective as of the end of the day on December 31, 2007 (including earnings or losses pursuant to Article 7 of the Plan, the “COF Excess Savings Transferred Accounts”). This Paragraph E of Appendix A prescribes the treatment under the Plan of the COF Excess Savings Transferred Accounts. The rights of the COF Excess Savings Participants with respect to the COF Excess Savings Transferred Accounts shall be governed by the terms of the Plan as set forth in Articles 1 through 17 of the Plan, except to the extent that such terms are inconsistent with this Paragraph E of Appendix A.

2. A COF Excess Savings Participant shall actively participate in the Plan on and after January 1, 2008 only if otherwise eligible pursuant to Article 3 of the Plan.

3. The COF Excess Savings Participant’s distribution election with respect to the COF Excess Savings Transferred Accounts shall continue to apply to the COF Excess Savings Transferred Accounts.

4. The COF Excess Savings Transferred Accounts may be withdrawn in the event of an Unforeseeable Emergency pursuant to Section 8 of the Plan.

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